As filed with the Securities and Exchange Commission on January 17, 2013

Registration No.     -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LTX-CREDENCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2594045
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

825 University Avenue Norwood, MA	02062-2643
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated 2004 Employee Stock Purchase Plan

(Full Title of the Plan)

Mark J. Gallenberger

Vice President and Chief Financial Officer

825 University Avenue, Norwood, MA 02062-2643

(Name and Address of Agent For Service)

(781) 461-1000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.05 par value per share	800,000 shares	6.34	5,072,000	691.82

(1)	The number of shares registered is based on an estimate of the maximum number of shares of common stock, par value $0.05 per share, of LTX-Credence Corporation (the “Registrant”) issuable pursuant to future awards under the Second Amended and Restated 2004 Employee Stock Purchase Plan (the “Plan”).
(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on January 15, 2013.

STATEMENT OF INCORPORATION BY REFERENCE

This registration statement on Form S-8 is being filed to register an additional 800,000 shares of Common Stock, $0.05 par value per share, of LTX-Credence Corporation, Inc. (the “Registrant”) issuable under the Second Amended and Restated LTX-Credence Corporation 2004 Employee Stock Purchase Plan (the “Plan”). Pursuant to General Instruction E to Form S-8, except as otherwise set forth below, this registration statement on Form S-8 incorporates by reference the contents of the registration statements on Form S-8, File No. 333-111814 and File No. 333-160915.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

Colin J. Savoy, Vice President, General Counsel and Secretary of the Registrant, has opined as to the legality of the securities being offered by this registration statement. Mr. Savoy is an eligible participant under the Plan, has received awards under the Plan and may receive future awards under the Plan.

Item 6. Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act (Massachusetts General Law Chapter 156D, the “MBCA”), under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the MBCA requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the MBCA provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the MBCA or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the MBCA and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 of the MBCA and it is ultimately determined, under Section 8.54 or Section 8.55 of the MBCA that he does not meet the relevant standard of conduct described in Section 8.51 of the MBCA.

Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the MBCA provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the MBCA or (4) for any transaction from which the director derived an improper personal benefit.

On September 30, 2010, the Registrant amended and restated its Articles of Organization. The Articles of Organization provide that:

“No director shall be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to shareholders in violation of the corporation’s Articles of Organization or which render the corporation insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or stockholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.”

The By-laws of the Registrant provide for indemnification of officers and directors as follows:

“Section 6.5 Indemnification.

(a) The corporation shall indemnify each director and officer against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which he may be made a party or with which he may be threatened by reason of his being or having been a director or officer of the corporation, or, at its request, a director, officer, stockholder or member of any other corporation, firm, association or other organization or by reason of his serving or having served, at its request, in any capacity with respect to any employee benefit plan, or by reason of any action or omission by him in such capacity, whether or not he continues to be a director or officer at the time of incurring such expenses or at the time the indemnification is made. No indemnification shall be made hereunder (i) with respect to payments and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the corporation (or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan), or (ii) otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall inure to the benefit of the executor or administrator of such director or officer. The corporation may pay the expenses incurred by any such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder.

(b) The Board of Directors may, without stockholder approval, authorize the corporation to enter into agreements, including any amendments or modification thereto, with any of its directors, officers or other persons described in paragraph (a) above providing for indemnification of such persons to the maximum extent permitted under applicable law and the corporation’s Articles of Organization and By-laws.

(c) No amendment to or repeal of this section shall have any adverse effect on (i) the right of any director or officer under any agreement entered into prior thereto, or (ii) the rights of any director or officer hereunder relating to his service, for which he would otherwise be entitled to indemnity hereunder, during any period prior to such amendment or repeal.”

The Registrant has entered into an indemnification agreement with each of its directors and certain of its officers, each referred to as an Indemnitee. Under the terms of the indemnification agreement, subject to the satisfaction of certain conditions and compliance with certain procedures specified in the indemnification agreement, the Registrant will, to the fullest extent permitted by law, indemnify (including advancing any and all attorneys’ fees, retainers, court costs, and other fees and expenses) the Indemnitee in connection with any proceeding as to which the Indemnitee is made a party, or threatened to be made a party, by reason of the Indemnitee’s status as a director and/or officer of the Registrant.

The Registrant has a directors and officers liability policy that insures the Registrant’s directors and officers against certain liabilities which they may incur as directors or officers of the Registrant.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwood, commonwealth of Massachusetts, on this 17th day of January, 2013.

LTX-CREDENCE CORPORATION

By:	/s/ David G. Tacelli
David G. Tacelli
President and Chief Executive Officer

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint David G. Tacelli and Mark J. Gallenberger, and each of them singly, our true and lawful attorneys with full power to them, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David G. Tacelli David G. Tacelli	Director, President and Chief Executive Officer (Principal executive officer)	January 17, 2013

/s/ Mark J. Gallenberger Mark J. Gallenberger	Vice President and Chief Financial Officer (Principal accounting officer)	January 17, 2013

/s/ Roger W. Blethen Roger W. Blethen	Chairman of the Board of Directors	January 14, 2013

/s/ Mark S. Ain Mark S. Ain	Director	January 15, 2013

/s/ Stephen M. Jennings Stephen M. Jennings	Director	January 17, 2013

/s/ Roger J. Maggs Roger J. Maggs	Director	January 17, 2013

/s/ Jorge L. Titinger Jorge L. Titinger	Director	January 15, 2013

/s/ Bruce R. Wright Bruce R. Wright	Director	January 14, 2013

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Articles of Organization

4.1(2)	By-Laws, as Amended

5.1	Opinion of Colin J. Savoy

23.1	Consent of BDO USA, LLP

23.2	Consent of Colin J. Savoy (included in Exhibit 5.1)

24.1	Power of attorney (included on the signature page of this registration statement)

99.1	Second Amended and Restated Employee 2004 Stock Purchase Plan

(1)	Incorporated by reference from the Registrant’s current report on Form 8-K (File No. 000-10761) filed with the Commission on September 30, 2010.
(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2007 (File No. 000-10761) filed with the Commission on December 10, 2007.